EXHIBIT 99.6 - PRESS RELEASE ISSUED AUGUST 14, 1998

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY
415 N. QUAY STREET
KENNEWICK, WA 99336
509-735-9092 (O)
509-783-5475 (FAX)

           EST ANNOUNCES 2nd QUARTER 1998 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- August 14, 1998 --- Electronic Systems Technology Inc. (EST) (OTC: ELST), a manufacturer of wireless modems, today announced sales and results of operations for the three and six month periods ended June 30, 1998.

EST reported sales for the second quarter 1998, of $307,902 compared to $230,866 for the same quarter in 1997. Net income was $13,615, or $0.002 per share, compared with net income of $3,004, or $0.0005 per share, for the second quarter of 1997. For the six month period, EST reported net income of $72,276 or $0.013 per share on sales of $717,116 compared with net income of $22,696 or $0.004 per share on sales of $546,894 for the same period in 1997.

                 Selected Statement of Operations Information
                                  (Unaudited)
                              Three Months Ended           Six Months Ended
                            June 30,       June 30,      June 30,    June 30,
                               1998           1997         1998        1997
                            --------       --------      --------    --------
Sales                      $  307,902        230,866    $  717,116     546,894
Net income before tax          20,628          4,554       109,510      34,389
Net Income                     13,615          3,004        72,276      22,696
Weighted average common
     shares outstanding     5,590,530      5,469,897     5,590,530   5,469,897
Basic Earnings per Share   $    0.002           0.00    $    0.013        0.004
Diluted Earnings per Share $    0.002           0.00    $    0.013        0.004

                        Selected Balance Sheet Information
                                    (Unaudited)

                                                June 30,   December 31,
                                                   1998           1997
                                               --------    -----------
Cash and cash equivalents                     $1,678,217     $1,466,760
Total current assets                           2,135,088      2,065,479
Property & equipment (net)                       127,464        132,924
Total assets                                   2,268,671      2,205,811
Total current liabilities                        117,333         77,213
Long-term debt                                       -0-            -0-
Stockholders' equity                           2,151,338      2,128,598

Electronic Systems Technology, a publicly held Company since 1984, was the first Company to develop the wireless modem and receive the United States and Canadian patent for this technology.

Contact EST for more details.
                              www.esteem.com

APPENDIX:

Item no. 1: (graphic material not included in electronic filing format)

The press release was published showing at top left of the press release, the Electronic Systems Technology, Inc. trademarked company logo, showing a black square field containing the stylized letters E S T.